Exhibit 5.1

October 22, 2007

Progressive Gaming International Corporation

920 Pilot Road

Las Vegas, NV 89119

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Progressive Gaming International Corporation, a Nevada corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Company has prepared a prospectus (the “Prospectus”), which forms part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, including the Prospectus as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration by the Company of shares of common stock, par value $0.10 per share (“Common Stock”), of the Company (the “Shares”).

The Shares are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”). The aggregate public offering price of the Shares being registered will be $50,000,000.

In connection with this opinion, I have examined and relied upon the originals, or copies certified to my satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

In rendering this opinion, I have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to me as originals; the conformity to originals of all documents submitted to me as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. I have also assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of such shares of Common Stock is not less than the par value of the Common Stock, and that, prior to any offering and sale of the Shares, the Company’s board of directors (the “Board”), including any appropriate committee appointed thereby, will duly authorize the terms of and the prices at which the Shares are to be issued and sold.

I am admitted to practice law in the State of Nevada and I express no opinions as to matters under or involving any laws other than the laws of the State of Nevada and the federal laws of the United States.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, I am of the opinion that, with respect to any offering of shares of Common Stock, when (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered or deemed to be delivered as required by such laws; (ii) if the Shares are to be sold pursuant to a purchase, underwriting or similar agreement, such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company; (iii) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Shares and related matters; (iv) the terms of the Shares and of their issuance and sale have been duly established in conformity with the operative articles of incorporation and bylaws of the Company and the laws of Nevada so as not to violate any applicable law, the operative articles of incorporation or bylaws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (v) the certificates for the Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor; then the Shares, when issued and sold in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

I consent to the reference to my name under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise anyone of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Robert B. Ziems

Robert B. Ziems

Executive Vice President

and General Counsel